Exhibit 99.1

TEREX COMPLETES SALE OF ITS DEMAG® MOBILE CRANES BUSINESS

WESTPORT, CT, August 1, 2019 -- Terex Corporation (NYSE: TEX) today announced that it has completed the sale of its Demag® Mobile Cranes business to Tadano Ltd. (“Tadano”) for an enterprise value of approximately $215 million. The final transaction consideration is subject to post-closing adjustments for cash, debt and net working capital.

“The sale of our Demag® Mobile Cranes business is another major milestone on our journey to become a more focused, high performance enterprise. We are committed to delivering improved profitability and return on invested capital across Terex” said John L. Garrison, Terex Chairman, President and CEO. “The net cash proceeds received will further reduce our leverage.”

Mr. Garrison continued, “The sale is based on strong industrial logic, as the Demag® Mobile Cranes business will become part of a global crane company with complementary products and capabilities. The Demag® Mobile Cranes business has been part of our Company for almost two decades and we thank all of the dedicated Demag® Mobile Cranes team members who have made significant contributions to Terex and to the crane industry.”

Moelis & Company LLC acted as financial advisor to Terex on this transaction. Bryan Cave Leighton Paisner LLP acted as legal counsel to Terex on this transaction.

Contact Information:
Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
(203) 222-5954
brian.henry@terex.com
https://investors.terex.com

About Terex:
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in two business segments: Aerial Work Platforms and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.